ZALICUS

ZALICUS INITIATES PHASE 1b CLINICAL STUDY OF Z944, ITS NOVEL, ORAL, T-TYPE CALCIUM CHANNEL BLOCKER, FOR THE TREATMENT OF PAIN

Experimental Clinical Study Expected to Complete During the Fourth Quarter 2013

CAMBRIDGE, Mass. – September 9, 2013 – Zalicus Inc. (Nasdaq Capital Market: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that it has initiated a Phase 1b clinical study with Z944, its novel oral T-type calcium channel blocker, in an experimental clinical model of neuropathic pain using Laser-Evoked Potentials (LEP). Results from the LEP study are expected in the fourth quarter 2013.

"Measuring Laser Evoked Potentials is an experimental clinical model that offers both subjective and objective measures to assess the potential of Z944 to modulate pain signaling,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “T-type calcium channels are known to be widely implicated in the frequency and intensity of pain signals and the results of this study will further inform Zalicus’ development plans for Z944 in a variety of potential indications as we work to optimize a modified release formulation of Z944 for future clinical trials.”

The LEP clinical model is a type of experimental medicine study designed to provide both objective and subjective data on a drug’s ability to modulate pain signaling. In this model electrical voltage fluctuations evoked by laser thermal stimulation are quantified with vertex-Electroencephalography (EEG) in addition to a subject-reported pain score. Many currently approved and emerging pain drugs have been evaluated using the LEP model, providing the ability to benchmark the efficacy of Z944 against other therapies.

About Z944 and T-type Calcium Channel Blockers

Z944 is a novel, oral, state-dependent, selective T-type calcium channel blocker that has demonstrated preclinical efficacy in multiple inflammatory pain models. T-type calcium channels have been recognized as key targets for therapeutic intervention in a broad range of cell functions and have been implicated in pain signaling. Zalicus has completed Phase 1 single and multiple ascending dose clinical studies evaluating the safety and tolerability of Z944 and is continuing the clinical development of Z944 during 2013.

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Z944, its potential and the plans for its further clinical preclinical development, the Zalicus selective Ion channel modulation technology and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to the clinical development of Z944, the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com